Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

The Providence Service Corporation Announces Expiration of Rights Offering

TUCSON, ARIZONA – February 6, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) (the “Company”), today announced the expiration of the subscription period for its previously announced rights offering of up to 655,000 shares of 5.5%/8.5% Series A convertible preferred stock.

The subscription period for the rights offering expired at 5:00 p.m., New York City time, on February 5, 2015. Based on preliminary results received from Computershare Trust Company, N.A., the subscription agent for the rights offering, stockholders exercised subscription rights to purchase 130,844 shares of the Company’s convertible preferred stock at a subscription price of $100.00 per share.

Pursuant to the terms and conditions of the previously announced standby purchase agreement between Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Coliseum Capital Co-Invest, L.P. and Blackwell Partners, LLC (collectively, the “Standby Purchasers”) and the Company, the remaining 524,116 shares the Company’s preferred stock will be purchased by Standby Purchasers at the $100.00 per share subscription price. Based on the preliminary subscription results, the Company’s largest stockholder, Coliseum Capital Management, LLC (“Coliseum”), and its affiliates (which include the Standby Purchasers) are expected to beneficially own approximately 94% of the Company’s outstanding convertible preferred stock after giving effect to the rights offering and the standby purchase. The Company will receive $65,500,000 in aggregate gross proceeds from the consummation of the rights offering and standby purchase.

The closing of the rights offering and the standby purchase are expected to occur on or about February 11, 2015.

The Company intends to use the proceeds from the rights offering and the issuance of the convertible stock pursuant to the Standby Purchase Agreement to repay the $65.5 million 14.0% Unsecured Subordinated Note that was issued to affiliates of Coliseum on October 23, 2014 (the “Note”). The Note was issued to partially finance the acquisition of CCHN Group Holdings, Inc., the parent company of Community Care Health Network, Inc. (d/b/a Matrix Medical Network), as previously announced on October 23, 2014.

This announcement does not constitute an offer to sell, or the solicitation of any offer to buy, any securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.

About Providence Service Corporation

The Company is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, in-home health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members; (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home health assessment and care management services primarily to Medicare Advantage programs. The Company is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,400 and 232,000 human services and workforce development services clients, respectively, with approximately 20.7 million individuals eligible to receive the Company's non-emergency transportation services. Its workforce development services include 180 delivery sites spanning 10 countries and its health assessments are performed by over 700 nurse practitioners in 33 states.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated rights offering. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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